Exhibit 10.2

PROMISSORY NOTE

$473,375.00	Date: August 6, 2024

WHEREAS, this promissory note is to be issued pursuant to the terms and conditions of that certain Assignment and Bill of Sale Agreement between Buyer (defined below) and Seller (defined below) dated August __, 2024 (the “Purchase Agreement”).

HP Oilfield Services, LLC, a Nevada limited liability company (“Buyer”), hereby promises to pay $473,375 with interest at the rate of ten percent (10%) per annum, all in accordance with the terms and conditions of this Promissory Note (the “Note”), to the order of Enservco Corporation, a Delaware corporation (the “Seller”).

Payments. Payments shall be due and payable in monthly installments of $94,675 plus accrued interest for a term of 5 months beginning October 1, 2024, with the unpaid principal and interest shall be due on February 1, 2025 (the “Maturity Date”).

1.           Prepayment. This Note may be prepaid in whole or in part at any time, without penalty or premium.

2.          Default. Any of the following shall constitute an event of default under this Note upon written notice from Seller to Buyer: (i) the failure of Buyer to make payment in accordance with the terms hereof; (ii) the filing of any petition or the commencement of any proceeding voluntarily by Buyer for any relief under any bankruptcy or insolvency laws or any law relating to the relief of debtors; and (iii) the entry of an order or decree by a court of competent jurisdiction in any involuntary case that is for relief against Buyer under any bankruptcy or insolvency laws or any law relating to the relief of debtors which is not dismissed within Thirty (30) days (each, an “Event of Default”).

Upon an Event of Default, all of the indebtedness evidenced hereby and remaining unpaid shall become immediately due and payable. All reasonable expenses (including, without limitation, reasonable attorneys’ fees) incurred by Seller in enforcing any term or condition of this Note shall be due and payable upon demand.

3.           Governing Law; Forum. This Note is governed by and shall be construed according to the laws of the State of Colorado, excluding any conflicts of law rule or principle that might apply to the law of another jurisdiction.

4.          Maximum Interest. In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by the Buyer or inadvertently received by the Sellers or other holder hereof, then such excess sum shall be credited as a payment of principal. It is the express intent hereof that the Borrower not pay, and the Sellers or other holder not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under applicable law.

5.           Miscellaneous. This Note is binding upon Buyer and its legal representatives, successors and permitted assigns and shall inure to the benefit of Sellers and their heirs, legal and personal representatives, successors and permitted assigns. Buyer may not assign this Note or any obligation hereunder. No amendment or waiver of any provision of this Note shall in any event be effective unless the same shall be in writing and signed by the Sellers and Buyer.

SO AGREED THIS 6th day of August, 2024.

Buyer:

HP Oilfield Services, LLC

By:	/s/ Robert Devers
Name: Robert Devers
Title: CFO

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